Exhibit 99.3



PHILLIPS AND DUKE ENERGY CLOSE TRANSACTION, LAUNCH NEW GAS
GATHERING AND PROCESSING COMPANY

BUSINESS WIRE - APRIL 03, 2000 09:14

BARTLESVILLE, Okla.--(BUSINESS WIRE)--April 3, 2000--PHILLIPS PETROLEUM Company (NYSE:P) and Duke Energy (NYSE:DUK) announced today they have closed the transaction that combines Duke Energy's gas gathering and processing business with Phillips' Gas Gathering, Processing and Marketing (GPM) unit. The combined company, named Duke Energy Field Services (DEFS), further strengthens its national leadership position in natural gas liquids production (about 400,000 barrels per day) and natural gas gathering and processing.

In connection with the combination, DEFS will borrow approximately $2.75 billion of short-term debt. The proceeds of the debt will be used to make one-time cash distributions of approximately $1.2 billion to both Phillips and Duke Energy and to pay $325 million and $20 million to Duke Energy and to Phillips, respectively, as reimbursement for the acquisition of additional assets since the Combination Agreement was signed in December 1999. The transaction is expected to be accretive immediately to both PHILLIPS and Duke Energy.

Jim W. Mogg, previously president and chief executive officer of Duke Energy's gathering and processing business, assumed the position of chairman, president and chief executive officer of the new company. Michael Panatier, president and chief executive of GPM prior to the combination transaction, has been appointed vice chairman of the new company.

"As the natural gas industry continues to grow and consolidate, customer service and economies of scale will be critical factors in determining which companies are the ultimate winners," said Mogg. "The fact that DEFS and GPM have complementary strategic objectives and assets gives the combined company greater flexibility to meet and exceed customer needs and to successfully pursue future opportunities.

"The employees of the new DEFS have the demonstrated skill sets and expertise to optimize and rationalize assets, as well as the strategic ability to acquire and integrate new assets moving forward," Mogg added. "That makes all the difference in an industry where innovation and an entrepreneurial spirit set the standard."

Jim Mulva, chairman and chief executive officer of Phillips Petroleum Company, said, "This transaction is an integral step in Phillips' strategy to position each of our business lines for growth and improve our return on capital employed, while maintaining Phillips' diversification and strength through integration. In addition, this transaction makes GPM part of a much larger, more competitive asset base."

"This combination clearly demonstrates Duke Energy's ability to maximize value from its existing business units and assets," said Richard B. Priory, chairman, president and chief executive officer of Duke Energy. "We will continue to pursue opportunities that propel Duke Energy toward its goal of becoming the world's premier global energy merchant."

DEFS, headquartered in Denver, Colo., is the nation's largest producer of natural gas liquids (NGLs), one of the largest natural gas gatherers and marketers and one of the largest NGL marketers. The company operates in 11 states, including Wyoming, Colorado, Kansas, Oklahoma, New Mexico, Texas, Louisiana, Alabama and Mississippi, and along the Gulf Coast and in northwestern Alberta, Canada. DEFS now owns and operates 70 plants and 57,000 miles of pipeline.

Duke Energy, a diversified multi-national energy company, creates value for customers and shareholders through an integrated network of energy assets and expertise. Duke Energy manages a dynamic portfolio of natural gas and electric supply, delivery and trading businesses - generating revenues of nearly $22 billion in 1999. Duke Energy, headquartered in Charlotte, N.C., is a Fortune 100 company traded on the New York Stock Exchange under the symbol DUK. More information about the company is available on the Internet at: www.duke-energy.com.

Phillips is an integrated petroleum company engaged in oil and gas exploration and production worldwide; gas gathering, processing and marketing in the United States; refining, marketing and transportation operations primarily in the United States; chemicals and plastics manufacturing and sales around the globe; and technology development. Founded in Bartlesville, Okla., in 1917, the company had 15,900 employees and $15 billion of assets at the end of 1999, and $14 billion of revenues for the year. More information about the company is available at www.phillips66.com.



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